As filed with the Securities and Exchange Commission on August 20, 2012
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________________
DOVER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	53-0257888
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3005 Highland Parkway Downers Grove, IL	60515
(Address of Principal Executive Offices)	(Zip Code)
DOVER CORPORATION 2012 EQUITY AND CASH INCENTIVE PLAN
(Full title of the plan)

Joseph W. Schmidt, Esq.
Dover Corporation
3005 Highland Parkway
Downers Grove, IL 60515
(Name and address of agent for service)

(630) 541-1540
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	17,000,000	$56.89	$967,130,000	$110,834

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the Dover Corporation 2012 Equity and Cash Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)    Estimated solely for the purpose of calculating the registration fee, and pursuant to Rule 457(h) under the Securities Act, computed based upon the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on August 15, 2012.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.        Plan Information

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8. The document(s) containing the information specified in this Item has been or will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.        Registrant Information

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8. The document(s) containing the information specified in this Item has been or will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference

The following documents which have heretofore been filed by Dover Corporation (the “Company”) (Commission File No. 001-04018) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

•	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	The Company's Quarterly Reports on Form 10-Q for the quarterly period ending March 31, 2012 and June 30, 2012;

•	The Company's Current Reports on Form 8-K filed with the SEC on January 3, 2012, February 15, 2012, April 25, 2012 and May 4, 2012;

•
The description of the Company's Common Stock, par value $1.00 per share (the “Common Stock”), contained in the Company's registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents and other reports the Company filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered by this registration statement have been sold or which deregisters all securities then remaining unsold, will be automatically incorporated by reference as of and from the date of filing; provided, however, that the Company is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded will only be deemed to be a part of this registration statement as so modified or superseded.

Item 4.        Description of Securities

Not applicable

Item 5.        Interests of Named Experts and Counsel

     As of August 15, 2012, Joseph W. Schmidt, the Company's Senior Vice President, General Counsel and Secretary, owns 13,873 shares of Common Stock, including shares held in his 401(k) account, and has stock-settled stock appreciation rights covering 245,452 shares and options to acquire 77,729 shares and held 6,034 unvested performance shares under the Company's 2005 Equity and Cash Incentive Plan. Mr. Schmidt will be eligible for equity awards under the Dover Corporation 2012 Equity and Cash Incentive Plan.

Item 6.         Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the company or is or was serving, at the request of the company, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The statute describes in detail the right of the company to indemnify any such person. Article XII of the Company's by-laws provides for indemnification of the Company's directors, officers, employees and agents for expenses (including attorneys' fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement with respect to threatened, pending or completed actions, suits or proceedings to the full extent permitted under the laws of the State of Delaware. Article SEVENTEENTH of the Company's Restated Certificate of Incorporation, as amended, eliminates the liability of directors to the fullest extent permitted under the above-referenced Delaware statute.
The Company has in effect a policy insuring itself, its subsidiaries and their respective directors and officers, to the extent they may be required or permitted to indemnify such officers or directors, against certain liabilities arising from acts or omissions in the discharge of their duties that they will become legally obligated to pay.

Item 7.        Exemption from Registration Claimed

Not Applicable

Item 8.         Exhibits

The following is a list of exhibits filed or incorporated by reference as part of this registration statement.

5.1	Opinion of Joseph W. Schmidt, Senior Vice President, General Counsel and Secretary of Dover Corporation.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of General Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (contained on the signature page).

Item 9.         Undertakings

(a)    The Company hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Downers Grove, Illinois, on August 20, 2012.

DOVER CORPORATION

By:	/s/ Robert A. Livingston
Robert A. Livingston
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Robert A. Livingston, Brad M. Cerepak and Joseph W. Schmidt, or each one of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement and any related registration statement filed pursuant to rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as that person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefor may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of August 20, 2012.

Signatures	Title

/s/ Robert A. Livingston	Chief Executive Officer, President and Director
Robert A. Livingston	(Principal Executive Officer)

/s/ Brad M. Cerepak	Senior Vice President and Chief Financial Officer
Brad M. Cerepak	(Principal Financial Officer)

/s/ Raymond T. McKay, Jr.	Vice President, Controller
Raymond T. McKay, Jr.	(Principal Accounting Officer)

Signatures	Title

/s/ Robert W. Cremin	Chairman, Board of Directors
Robert W. Cremin

/s/ David H. Benson	Director
David H. Benson

/s/ Jean-Pierre M. Ergas	Director
Jean-Pierre M. Ergas

/s/ Peter T. Francis	Director
Peter T. Francis

/s/ Kristiane C. Graham	Director
Kristiane C. Graham

/s/ Richard K. Lochridge	Director
Richard K. Lochridge

/s/ Bernard G. Rethore	Director
Bernard G. Rethore

/s/ Michael B. Stubbs	Director
Michael B. Stubbs

/s/ Stephen M. Todd	Director
Stephen M. Todd

/s/ Stephen K. Wagner	Director
Stephen K. Wagner

/s/ Mary A. Winston	Director
Mary A. Winston

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Joseph W. Schmidt, Senior Vice President, General Counsel and Secretary of Dover Corporation.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of General Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (contained on the signature page).